Exhibit 99.1

Welcome to the 2013 annual shareholders meeting. I am Joe Steinberg, Chairman of HomeFed Corporation. Please allow me to introduce HomeFed’s directors and officers.

Ben Bernanke and I have two things in common.  We went to the same summer camp, along with another illustrious camper, Sam Zell.  All of us have been deeply involved in the housing market, but safe to say his impact has been much greater for which, I am sure we are all grateful.

Ben’s heavy thumb on the interest rates drove down short term rates close to zero and then, not content with just altering the short end of the yield curve, Ben continued on a buying spree with the Fed buying long term treasury bonds and mortgages and driving down long term interest and mortgage rates as well. And finally, EUREKA in 2012 and 2013 housing prices finally got the memo and took off. “ Ben’s no dummy, and perhaps appreciating the radical nature of his experiment, Ben will soon be retiring, lying safely on his laurels back in academia, commenting on his successor’s successes or failures.   As a result of Ben’s experiment, thirty-year mortgage rates have dropped from 6.09% in November 2008 to 3.53% as of January 2013 – though they marched up to 4.5% at the end of last month, perhaps 3.53% was the bottom?  As we discussed last year, this has given buyers an additional 34% of purchasing power and has helped to return home prices to approximately 2004 levels. 2005 levels may arrive before the end of the year. My personal guess is that we will soon get to the 2008 peak again. In short, cheap debt and a shortage of product have kept home prices rising. All good for HomeFed.

Lest we get too giddy, there are certainly things that keep us awake at night besides rising interest rates. Here are just two: JOBS AND JOBS. It is pretty clear that the country is not creating a lot of full time high paying jobs.  But, perhaps we shouldn't concern ourselves with wondering whether the economic recovery is real or fake; after all we are in San Diego and boom and bust is in our blood and sand and surf and our good weather always comes to the rescue.

In San Diego, our inventory of unsold, foreclosed and short sales homes is rapidly drying up. Investors have played a huge part in sucking up inventory and pushing prices up. In Las Vegas 50% of the homes being bought are by investors. Phoenix and Orlando have 40% while San Diego is somewhat less at 27%. And our all too well-known obstacles to obtaining entitlements have not created much new inventory.

For HomeFed this has meant gradually rising prices for our lots and strong demand from builders.  We have purposely held back inventory and have been slowly selling into a rising market. In 2012, we had $35.7 million in revenue, $24.3 million in expenses, net income of $7.4 million with net income attributable to HomeFed common shareholders of $6 million. The revenue came from San Elijo, Ashville Park and Rampage.

At San Elijo as of the end of 2012, 264 single family lots remain including 10 finished and partially finished homes and approval for 11 multi – family units in the Town Center. Last October, we repurchased 42 lots and the 10 finished and semi-finished homes, which were stuck in a FDIC morass for several years. These lots were originally sold to California Cove in 2005 and 2006 for $31.2 million.  We bought these lots and homes back for $14.85 million and expect to sell them for a lot more. Right now we have a security guard watching over them and plan to get them repaired and finished for sale, hopefully later this year. Sale of the lots will come later.

We currently have three builders selling homes:  Ryland, Lennar, and DR Horton. Ryland is building 3,300 - 4,000 square foot homes selling from the high $700's. Lennar is building two - story detached condominiums selling in the mid to high $400’s.  DR Horton is building homes ranging from 2,600 - 3,500 square feet with prices now starting in the $700’s. Ryland is also in escrow to buy another 47 lots for $16.9 million in the same neighborhood where they are currently building for $360,000 per lot.  One of the builders recently told us that million dollar homes at San Elijo are back!! Recently, we were approached by the San Marcos Unified School District with an offer to buy 16 of our lots at fair market value; we believe in excess of $1 million per acre or around $5.8 million.  The school district would use this land, along with two adjacent properties, to build another school to accommodate the Utah-like birthrates in our area. The new school has tremendous support from local residents and we are hopeful to add this unused density somewhere else, which would add revenue and income. Builder purchase prices continue to move up and we have incorporated revenue participation in our sales contracts so we don't miss out on price appreciation between now and when the homes are sold. So far, our decision to wait for the market and lot prices to improve has paid off.

As those of you know who have read our SEC filings, the previous San Elijo Hills developer has sued us. The suit was dismissed and HomeFed now owns all of the former developer’s shares which we purchased for an attractive $5 million. We are pleased with the resolution to this matter.

The last development hurdle at San Elijo Hills is the Town Center. We completed the first phase in 2009. This consisted of 11,000 square feet of retail space and 12 condos. Though we don't have a definitive plan to complete the Town Center, this is a high priority and we are making progress. With the upturn in the market this may not turn out to be a black hole after all.

In the City of Chula Vista we own 2,800 acres within the Otay Ranch. Earlier this year, we were successful in getting the General Plan level entitlement approved. This is a huge accomplishment and took 5 expensive years from our formal application and 14 years after our purchase.  Continents drift faster than California cities approve entitlements, but we now have appropriate designations for up to 6,050 residential units and 1.8 million square feet of commercial space. Our specific plan level Environmental Impact Report and subdivision map approvals come next and should be ready by the end of the year. Right now we are projecting that we could break ground in Otay by the end of 2014. Let me save someone from having to raise the question later, NO decisions have been made on when we will break ground.

Our shooting range clean up at Otay was approved on June 20, 2013, and unless challenged, this should resolve the clean – up of this site. In June 2013, a trial began in state court where we are suing former owners and operators asking for contributions to the cost of the site investigation and clean – up. This costly litigation has gone on for a period of years and we are somewhat optimistic that we will get some of our clean up money back having so far successfully settled with several minor players.

HomeFed owns approximately 1,500 acres of producing vineyards in Madera County, north of Fresno.  The Vineyard is mature and stabilized with staggered multi-year minimum price contracts on the vast majority of our grapes. The farming is in capable hands, and our primary business risk appears to be dealing with the perils of Mother Nature. This is a solid asset and we have no current plans to sell the property. Last year we made a profit of approximately $3.5 million.

Fanita Ranch is our 2,600-acre property in Santee, CA, immediately east of San Diego. We bought this asset in January of 2011, for $12.35 million.  Previous owners invested over $40 million.  The project was entitled for 1,400 single-family lots. We bought the project subject to environmental lawsuits that challenged the 2007 City approvals. The lawsuits were largely on hold as the previous owner was mired in bankruptcy. In the past year, we have had some legal setbacks. Originally, the environmentalist plaintiffs sued on over a dozen items.  Last fall the appellate judge ruled that the Fire Protection Plan, Water

Supply Analysis and Habitat Management Plan were deficient. Each of these problems can be fixed. It only takes time and money. We are working with the City and the environmentalists to reach a compromise that is so far proving elusive. We haven't lost faith and will redouble our efforts. As I have said before, entitlement work in California is slower than molasses.  Fanita Ranch is a gorgeous property bought cheaply and eventually we will get it entitled. Later this year we plan to unveil a new plan and hope then to start to build momentum in our favor.  We believe The City of Santee wants a project built and needs the revenue.

In February of 2012, HomeFed purchased for $17.35 million Ashville Park, a stalled 450-acre master planned community in Virginia Beach, VA. Our purchase consisted of 91 finished half-acre lots, a visitor center and 359 paper lots. We have sold 62 of the finished lots that came with the acquisition and anticipate selling the remaining 29 finished lots by the end of the year. Last summer we started developing Village B with 90 - 7,200 square foot lots. All 90 of these lots were sold in the 1st quarter. Later this year, we should have all of our original investment back with another 270 lots to go over the next two or three years.  The Virginia Beach market is strong primarily due to a large military and tourist presence.

We currently have about $55 million in cash and no debt. San Elijo and Ashville should continue to lay golden eggs for another few years, which will build cash. It will all be needed, as Otay and Fanita will require BIG BUCKS before we can harvest any profits.

In our business we are wary of debt and remind shareholders that all of our properties were acquired from guys who went broke from having too much debt.  In the land development business, not unlike other businesses, survivability is rule number one and avoiding a margin call rule number one too.

We are looking forward to a great year and to continue to grow our little development company.  Thanks are due to a great hardworking and dedicated staff.  I look forward to answering questions.